Exhibit 3.37

Trey Grayson

Secretary of State

Certificate

I, Trey Grayson, Secretary of State for the Commonwealth of Kentucky, do hereby certify that the foregoing writing has been carefully compared by me with the original thereof, now in my official custody as Secretary of State and remaining on file in my office, and found to be a true and correct copy of

ARTICLES OF INCORPORATION OF

CAMPING REALTY, INC. FILED MAY 19, 1988.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal at Frankfort, Kentucky, this 17th day of February, 2010.

/s/ Trey Grayson
Trey Grayson
Secretary of State
Commonwealth of Kentucky
awomack/0243986 - Certificate ID: 93566

ORIGINAL COPY FILED
SECRETARY OF STATE OF KENTUCKY
FRANKFORT, KENTUCKY

MAY 19 1988

/s/ [ILLEGIBLE]
SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

CAMPING REALTY, INC.

THESE ARTICLES OF INCORPORATION, made and entered into on this the 19th day of May, 1988, evidence that that the Incorporator has declared his intention of forming a corporation pursuant to Chapter 271A of the Kentucky Revised Statutes and all other acts amendatory thereof and supplemental thereto as follows:

I.

The name of this corporation shall be CAMPING REALTY, INC..

II.

The address of the registered office of the corporation shall be 310 East Eleventh Avenue, P.O. Box 4000, Bowling Green, Kentucky 42102-4000 and the name of the registered agent at such address shall be Stephen B. Catron.

III.

The address of the principal office of the corporation shall be Beech Bend Road, P.O. Box S, Bowling Green, Kentucky 42102

IV.

The purposes of the corporation shall be to purchase, acquire, deal in, hold, own, improve, exchange, lease, sell, convey, option, mortgage, pledge, encumber and otherwise deal in real estate, lands, buildings, equipment, fixtures, stocks, bonds and securities. and any and all other kinds and types of property, real, personal, and mixed, tangible and intangible and any and all interest therein; to [ILLGIBLE] any and all lawful business for which corporations may be organized under KRS Chapter 271A; to borrow money, with or without surety; and to do any and all acts, and to execute and perform any and all other powers, necessary, proper, incident or convenient in carrying out the purposes above set forth, as fully as any natural person might do.

V.

The total number of shares of stock authorized to be issued and the authorized class thereof shall be One Thousand (1000) shares of common stock at no par value. The voting power of such stock shall be one (1) vote per share.

VI.

The name and address of the incorporator is as follows:

Stephen B. Catron

310 East Eleventh Street

P.O. Box 4000

Bowling Green, Kentucky 42102-4000

VII.

The number of directors constituting the initial Board of Directors is two (2). The names and addresses are as follows:

David B. Garvin

1144 Garvin Lane

Bowling Green, Kentucky 42101

William L. Johnson

239 Trammel Creek Drive

Bowling Green, Ker:tucky 42101

VIII.

The existence of this corporation is to be perpetual.

IX.

The business affairs of this corporation shall be carried on and conducted by at least one (1) and not more than three (3) directors, who shall be elected at the first meeting of the shareholders which shall be held upon notice immediately upon the approval of these Articles. The directors who are elected shall hold their office until their successors are elected and qualified. The directors of this corporation shall have the power and authority to promulgate and adopt in their discretion any and all by-laws deemed necessary for the proper conduct of the corporation’s business, subject to the power of the shareholders to change or repeal such by-laws at the annual meeting hereinafter provided.

X.

No stockholder of this corporation shall be personally liable for any debt or liability of the corporation, nor shall such stockholders’ private property be held subject to the payment of any corporation debt.

WITNESS the signatures of the incoporator to the foregoing instrument which he has this day signed and acknowledged for the purposes hereinabove set out, this the 19th day of May, 1988.

/s/ Stephen B. Catron
STEPHEN B. CATRON

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF WARREN	)

ACKNOWLEDGED before me this the 19th day of May, 1988 by Stephen B. Catron.

/s/ Brent J. Potter
NOTARY PUBLIC
My Commission Expires: 6-11-88

THIS INSTRUMENT PREPARED BY: REYNOLDS, CATRON, JOHNSTON & HINTON 310 East Eleventh Street P.O. Box 4000 Bowling Green, Kentucky 42102-4000 Telephone: (502) 782-3636

By:	/s/ Brent J. Potter
BRENT J. POTTER

0243986.09	amcray
AMD

Trey Grayson, Secretary of State
Received and Filed:
9/17/2010 12:37 PM
Fee Receipt: $40.00

COMMONWEALTH OF KENTUCKY

TREY GRAYSON, SECRETARY OF STATE

Division of Corporations	Articles of Amendment	AMD
Business Filings	(Domestic Profit Corporation)
PO Box 718
Frankfort, KY 40602
(502) 564-3490
www.sos.ky.gov

Pursuant to the provisions of KRS 271B, the undersigned applies to amend articles of incorporation, and for that purpose, submits the following statements:

1.     Name of the corporation on record with the Office of the Secretary of State is

Camping Realty, Inc.

(The name must be identical to the name on record with the Secretary of State.)

2.     The text of each amendment adopted: ARTICLE I.

The name of this corporation shall be OUTDOOR BUYS, INC.

3.     If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4.     The date of adoption of each amendment was as follows:  9/15/10

5.     Check the option that applies (check only one option):

☐            The amendment(s) was (were) duly adopted by the incorporators prior to issuance of shares.

☐            The amendment(s) was (were) duly adopted by the board of directors prior to issuance of shares.

☒          The amendment(s) was (were) duly adopted by the incorporators or board of director without shareholder action as shareholder action was not required.

☐            If the amendment(s) was (were) duly adopted by the shareholders, the:

a)                                      Number of outstanding shares.

b)                                     Number of votes entitled to be cast by each voting group entitled to vote separately on the amendment

c)                                      Number of votes of each voting group indisputably represented at the meeting.

d)                                     The total number of votes in favor of the amendment.

e)                                      The number of votes against the amendment.

f)                                        The number of votes cast for the amendment by each voting group was sufficient.

6.     This application will be effective upon filing, unless a delayed effective date and/or time is provided. The effective date or the delayed effective cannot be prior to the date the application is filed. The date and/or time is                                     .

(Delayed effective date and/or time)

I declare under penalty of perjury under the laws of Kentucky that the forgoing is true and correct.

/s/ Brent Moody	Brent Moody	EVP	9/15/10
Signature of Officer or Chairman of the Board	Printed Name	Title	Date